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                                                                       Exhibit 5
                          ROE MINOR REALTY CONSULTANTS

July 17, 2002

Mr. Joseph Pivinski
Oriole Homes Corporation
1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445

Re:      Appraisal #2103
         110 Unit Condominium Development
         Spring Park Terraces at Celebration
         Unincorporated Osceola County, FL

Dear Mr. Pivinski:

At your request, we have completed an inspection and analysis to appraise the property referenced above. Our analyses have been prepared in conformance to the Uniform Standards of Professional Appraisal Practice (USPAP). The essential data and analytical process used in estimating our final value estimate are included within the attached report. This is a complete appraisal presented in a self-contained format.

The purpose of this report is to estimate the market value of the fee simple interest as of July 3, 2002. The intended use of this report is for asset evaluation by the intended user, Oriole Homes Corporation, who is also our client. Our value opinion is qualified by certain assumptions, limiting conditions and definitions, which are set forth in this report. There are extraordinary assumptions and/or special limiting conditions affecting value. As shown below, we reconciled to a final value "as is" of $3,700,000. PLEASE NOTE THAT THE SUBJECT VALUE INCLUDES THE COMPLETED CONSTRUCTION ON-SITE. ALL THE FOOTERS ARE IN PLACE AND SOME BUILDINGS ARE PARTIALLY COMPLETE. THE SUBJECT LAND IS DIVIDED AMONG THREE DISTINCT PARCELS WITHIN CELEBRATION, A DRI. AS SHOWN BY THE SUBJECT PHOTOS, DEVELOPMENT AND CONSTRUCTION ARE UNDERWAY ON ALL THREE PARCELS. DELIVERY IS SCHEDULED TO VARY FROM DECEMBER 2002/JANUARY 2003 FOR THE FIRST PARCEL UP TO LATE SUMMER/EARLY FALL 2003. WE HAVE RELIED UPON THE ESTIMATES PROVIDED TO US BY SUSAN SPRAGG OF ORIOLE HOMES. IF THE DOLLAR AMOUNT OF COMPLETED WORK VARIES FROM THAT SUPPLIED TO US, THE "AS IS" VALUE IS SUBJECT TO CHANGE. FURTHERMORE, WE NOTE THAT CONSTRUCTION CONTINUES TO PROCEED AT THE SUBJECT. THUS, THE "AS IS" VALUE WILL CHANGE WEEKLY AS MORE WORK IS COMPLETED.

Based on our analysis, the market value of the subject property, as set forth, documented and qualified in the attached report is:

                       MARKET VALUE "AS IS": JULY 3, 2002
            THREE MILLION SEVEN HUNDRED THOUSAND DOLLARS ($3,700,000)
      (At a reasonable exposure/marketing period estimated to be 6 months)

Mr. Joseph Pivinski
Oriole Homes Corporation
Appraisal #2103
July 17, 2002
Page 2

                    PROSPECTIVE MARKET VALUE UPON COMPLETION
          EIGHTEEN MILLION SEVEN HUNDRED THOUSAND DOLLARS ($18,000,000)
      (At a reasonable exposure/marketing period estimated to be 6 months)

Following is our complete, self contained appraisal report that details the valuation.

                       Respectfully submitted,

                       /s/ CHARLES E. MINOR
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                       Charles E. Minor, MAI
                       State Certified General Real Estate Appraiser No. 0002252

                       /s/ ZILLAH L. TARKOE
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                       Zillah L. Tarkoe, MAI
                       State Certified General Real Estate Appraiser No. 0001800